Exhibit 99.1

Atrion Corporation
One Allentown Parkway
Allen, TX 75002


                         Atrion Adopts Dividend Policy
                        and Declares Quarterly Dividend

     ALLEN, Texas--(BUSINESS WIRE)--Sept. 5, 2003--Atrion Corporation (Nasdaq/NM:ATRI) announced today that its Board of Directors has approved a policy for the payment of regular quarterly cash dividends on the Company's common stock. The Board of Directors also declared a quarterly dividend of $0.12 per share payable on September 30, 2003 to stockholders of record on September 15, 2003.
     Atrion's Chairman and CEO, Emile A. Battat, stated, "Our Company continues to execute successfully, and we anticipate reporting record earnings per share from continuing operations in 2003. We expect this year to be the fifth consecutive year in which such earnings improved by at least 15% over the prior year. If, as we anticipate, our earnings and cash flow continue to grow over time, we hope to increase periodically our quarterly dividend. Our Board will continue to review our dividend policy, and the payment of future dividends will, of course, be subject to the discretion of the Board."
     Mr. Battat added, "Given our strong balance sheet and credit quality, we expect that the newly-established dividend policy will not impinge on our ability to continue investing in likely internal and external opportunities, including stock repurchases when appropriate. The recent tax cut on dividends has removed some of the burden of double taxation on such payouts, making the payment of dividends a more efficient avenue for providing a return to our stockholders. We are pleased to be in the position to provide such a benefit. We expect this move will also help expand our stockholder base to include those with portfolios that restrict their investments to dividend paying stocks."

     Atrion Corporation designs, develops, manufactures, sells and distributes products and components primarily to medical markets worldwide.

     The statements in this press release that are forward looking are based upon current expectations and actual results may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding earnings per share from continuing operations for the year 2003, growth in earnings and cash flow, payment of and increases in quarterly dividends, the effect of the payment of dividends on investing in opportunities, and expansion of stockholder base. Words such as "expects," "believes," "anticipates," "intends," and variations of such words and similar expressions are intended to identify such forward-looking statements. These statements involve risks and uncertainties. The following are some of the factors that could cause actual results to differ materially from those expressed in or underlying our forward-looking statements; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; the Company's ability to protect its intellectual property; changes in the prices of raw materials; changes in product mix; and product liability claims and product recalls. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the SEC.

     CONTACT: Atrion Corporation, Allen
              Jeffery Strickland, 972-390-9800